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                                                                    Exhibit 23.3



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Summary of Financial Data", "Selected Historical Financial Data" and "Experts" and to the use of our report dated January 26, 2001 in the Registration Statement (Form S-3 No. 33-00000) and related Prospectus of RenaissanceRe Holdings Ltd. for the registration of 1,726,137 of its common shares, and to the incorporation by reference therein of our reports dated January 28, 2000, with respect to the consolidated financial statements of RenaissanceRe Holdings Ltd. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1999 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young
-------------------

Hamilton, Bermuda
February 16, 2001